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[LETTERHEAD]
                                                  DATE:    April 18, 1997


                                           FOR RELEASE:    Immediately


                                               CONTACT:    Bill Lawrence
                                                           Chief Financial
                                                            Officer
                                                           (206) 622-5400
                                                             extension 217






                               JAY JACOBS, INC.


     Seattle, Washington - April 18, 1997 - Jay Jacobs, Inc. (JAYJ) today reported that an agreement has been reached between Mr. Jay Jacobs, founder, principal shareholder and Chairman of Jay Jacobs, Inc., and the Post-Confirmation Creditors Committee (PCC) for the PCC to place three new members on the company's Board of Directors, effective April 17, 1997. Effective as of that date, the reconstituted board will be comprised of Rex Steffey, CEO and President of Jay Jacobs, Paul Buxbaum, President of Buxbaum, Ginsberg & Associates, Robert Bartlett, Principal of Bartlett Joseph Associates, Alan Schlesinger, Chairman, CEO and President of Lamonts Apparel, Inc. and Mr. Jay Jacobs.


     This agreement has been reached to enhance the process of finding additional sources of working capital for the company, and to facilitate the resolution of the payment to the prepetition creditors due earlier this year under the company's confirmed reorganization plan. The Post-Confirmation Creditors Committee also granted a moratorium, subject to extension by the PCC members, until July 1, 1997 to resolve the January payment.


     Rex Steffey, CEO and President said, "We are pleased with the expertise that the new board members bring to the company and are confident that with their help, our prospects for obtaining working capital will be greatly enhanced."


     Jay Jacobs is a Seattle based specialty apparel retailer selling to men and women, currently operating through its 116 stores located in 20 states.